Exhibit 10.1
FIRST AMENDMENT TO THE
NAVIGANT CONSULTING, INC.
EMPLOYEE STOCK PURCHASE PLAN
The Navigant Consulting, Inc. Employee Stock Purchase Plan (the “Plan”) is hereby amended on this 19th day of December 2008 to be effective April 1, 2009 as follows:
1.	Section VII. Purchase of Shares, paragraph (b), shall be amended to read as follows:
“The per share purchase price for the Common Stock to be purchased with payroll deductions from the Participant will equal ninety percent of Fair Market Value on the Purchase Date.”
2.	Section VIII. Time of Purchase, shall be amended by deleting the sixth sentence of the second paragraph thereof and inserting the following sentences after the fifth sentence of the second paragraph thereof:
“The Committee may require the shares of Common Stock be retained by the Participant for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares of Common Stock. Subject to the holding period described in the following sentence, a Participant may, at any time notify the Committee to sell them and distribute the proceeds to him, net of all commission costs incurred in connection with the sale of Common Stock. Notwithstanding any other provision of the Plan to the contrary, all shares of Common Stock purchased by a Participant cannot be sold or otherwise transferred by the Participant to anyone else until six months after the Purchase Date.”
3.	Section XV. Limitations, paragraph (g), shall be amended to read as follows:
“The plan is intended to provide shares of Common Stock for investment and not for resale. A Participant may sell shares of Common Stock purchased under the Plan, subject to compliance with Section VIII hereof and with any applicable federal or state securities laws or any applicable Company restriction periods. Notwithstanding the foregoing, because of certain federal tax requirements, each Participant agrees, by entering the Plan:”

     IN WITNESS WHEREOF, Navigant Consulting, Inc. has caused this Amendment to be executed by its officer hereto duly authorized this 19th day of December, 2008.

Navigant Consulting, Inc., a Delaware corporation

By:	/s/ William M. Goodyear

Its:	Chairman and Chief Executive Officer